Exhibit 5.1

[WSGR LETTERHEAD]

September 7, 2006

Genesis Microchip Inc.

2150 Gold Street

Alviso, California 95002

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 7, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 538,558 shares of your common stock to be issued pursuant to options granted under your 1997 Employee Stock Option Plan, and 1,256,635 shares of your common stock to be issued pursuant to options granted under your 2000 Nonstatutory Stock Option Plan (together, the “Plans”). Such shares of common stock are referred to herein as the “Shares.”

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements that accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation